EXHIBIT 99.01

                      REGENERON INITIATE PHASE II
                        OBESITY CLINICAL TRIAL

      Tarrytown, New York (March 28, 2000) - Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) announced that it has initiated a Phase II dose-ranging trial to study the safety and efficacy of AXOKINE(R) second generation ciliary neurotrophic factor in obese patients. AXOKINE is being developed for the treatment of obesity and complications of obesity such as Type II diabetes. The double-blind, placebo-controlled multicenter clinical trial will be conducted in approximately 175 severely obese patients who will be treated for 90 days at doses up to 2 micrograms per kilogram per day administered subcutaneously.

      The Phase II study follows a two-week Phase I study completed in late 1999, in which mildly to moderately obese subjects treated with AXOKINE lost weight and had reduced food intake compared to those on placebo.

In the Phase I study, some patients who received higher doses of AXOKINE and who had previously contracted herpes simplex virus (HSV) experienced "cold sores" related to reactivation of their HSV infection. The Phase II study will be conducted at doses that were associated with weight loss, generally well tolerated, and not associated with herpes cold sores in the Phase I study; there will be no restrictions as to a subject's prior history of herpes cold sores. The Phase II study is designed to confirm the weight loss observed in the Phase I study in a trial of longer duration and to determine the lowest effective well- tolerated dose.

      Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic drugs for the treatment of serious medical conditions. Regeneron's platform technologies include Targeted Genomics(TM), Functionomics(TM), and Designer Protein Therapeutics(TM). Regeneron has drugs in clinical and preclinical development for the potential treatment of obesity, rheumatoid arthritis, cancer, allergies, asthma, amyotrophic lateral sclerosis, constipating conditions, ischemia, and other diseases and disorders.

      This news release discusses historical information and includes forward-looking statements about Regeneron and about its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ending December 31, 1999. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Contact:    Murray A. Goldberg, Vice President Finance and
            Administration and CFO Regeneron Pharmaceuticals, Inc.
            (914) 345-7492

Fax copies of new releases can be obtained from Regeneron's News-on-Demand Service by dialing (800) 311-0841.